Exhibit 3

riot platforms, inc.
EARLY WARNING REPORT Press Release
REGARDING SETTLEMENT AGREEMENT WITH BITFARMS LTD.

CASTLE ROCK, CO, September 23, 2024 – Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot”) issues this press release pursuant to Part 3 of Canadian National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues and Part 5 of Canadian National Instrument 62-104 – Take-Over Bids and Issuer Bids in respect of Bitfarms Ltd. (NASDAQ/TSX: BITF) (“Bitfarms” or the “Company”).

On September 23, 2024, Riot and the Company entered into a settlement agreement (the “Agreement”), pursuant to which (i) Andrés Finkielsztain resigned from the Company’s Board of Directors (the “Board”); (ii) Amy Freedman was appointed to the Board, the Governance and Nominating Committee and the Compensation Committee of the Board, and will be appointed to each “special committee” of independent directors of the Board that is currently constituted or may be constituted from time to time provided that she is independent for purposes of the mandate of the “special committee”; and (iii) Riot has withdrawn its requisition for a special meeting of shareholders of the Company. For additional details regarding the Agreement, see the joint press release filed by Riot and Bitfarms on September 23, 2024, the full text of the Agreement which is or will be made available under the Company’s profile on SEDAR+, and Riot’s early warning report that will be filed in accordance with applicable Canadian securities laws.

Immediately prior to, and immediately after, the entering into of the Agreement, Riot beneficially owned 90,110,912 common shares (the “Common Shares”) of Bitfarms, representing approximately 19.9% of the issued and outstanding Common Shares (as calculated based on information provided by the Company).

Riot intends to review its investment in the Company on a continuing basis and, subject to the terms of the Agreement, and depending upon various factors, including without limitation, any discussion between Riot, the Company and/or the Board and its advisors regarding, among other things, the Company’s financial position and strategic direction, overall market conditions, other investment opportunities available to Riot, and the availability of securities of the Company at prices that would make the purchase or sale of such securities desirable, Riot may (i) increase or decrease its position in the Company through, among other things, the purchase or sale of securities of the Company, including through transactions involving the Common Shares and/or other equity, debt, notes, other securities, or derivative or other instruments that are based upon or relate to the value of securities of the Company in the open market or otherwise, (ii) enter into transactions that increase or hedge its economic exposure to the Common Shares without affecting its beneficial ownership of the Common Shares or (iii) consider or propose one or more of the actions described in subparagraphs (a) - (k) of Item 5 of Riot’s early warning report filed in accordance with applicable Canadian securities laws, including submitting a revised proposal to acquire the Company.

This press release is not meant to be, nor should it be construed as, an offer (or an intention to make an offer) to buy or the solicitation of an offer to sell any of the Company’s securities.

Riot will file the Early Warning Report in accordance with applicable securities laws, which will be available under the Company’s profile at www.sedarplus.ca. The head office of the Company is 110 Yonge Street, Suite 1601 Toronto, Ontario M5C 1T4. The address of Riot is 3855 Ambrosia Street, Suite 301, Castle Rock, CO 80109.

For More Information

For further information and to obtain a copy of the Early Warning Report, please see the Company’s profile on the SEDAR+ website (www.sedarplus.ca) or contact Phil McPherson, Vice President, Capital Markets & Investor Relations, at (303) 794-2000 ext. 110.

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform. Our mission is to positively impact the sectors, networks, and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot, a Nevada corporation, is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. Riot has Bitcoin mining operations in central Texas and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.riotplatforms.com.

Cautionary Note Regarding Forward Looking Statements

Statements contained herein that are not historical facts constitute “forward-looking statements” and “forward-looking information” (together, “forward-looking statements”) within the meaning of applicable U.S. and Canadian securities laws that reflect management’s current expectations, assumptions, and estimates of future events, performance and economic conditions. Such forward-looking statements rely on the safe harbor provisions of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 and the safe harbor provisions of applicable Canadian securities laws. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words and phrases such as “anticipate,” “believe,” “combined company,” “create,” “drive,” “expect,” “forecast,” “future,” “growth,” “intend,” “hope,” “opportunity,” “plan,” “potential,” “proposal,” “synergies,” “unlock,” “upside,” “will,” “would,” and similar words and phrases are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements concerning: uncertainties as to whether the Company will enter into discussions with Riot regarding a proposed combination of Riot and the Company; the outcome of any such discussions, including the terms and conditions of any such potential combination; the future performance, liquidity and financial position of the combined company, and its ability to achieve expected synergies; and uncertainties as to timing of the special meeting of Bitfarms shareholders to be held on November 6, 2024 or the outcome. Such forward-looking statements are not guarantees of future performance or actual results, and readers should not place undue reliance on any forward-looking statement as actual results may differ materially and adversely from forward-looking statements. Detailed information regarding the factors identified by the management of Riot, which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release, may be found in Riot’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of Riot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024, and the other filings Riot has made or will make with the SEC after such date, copies of which may be obtained from the SEC’s website at www.sec.gov. All forward-looking statements contained herein are made only as of the date hereof, and Riot disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which Riot hereafter becomes aware, except as required by applicable law.

No Offer to Purchase or Sell Securities

This press release is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer, or an intention to offer, to subscribe for or buy or an invitation to purchase or subscribe for any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Such an offer to purchase securities would only be made pursuant to a registration statement, prospectus, tender offer, takeover bid circular, management information circular or other regulatory filing filed by Riot with the SEC and available at www.sec.gov or filed with applicable Canadian securities regulatory authorities on SEDAR+ and available at www.sedarplus.ca.

Contacts

Investor Contacts:
Phil McPherson
303-794-2000 ext. 110
IR@Riot.Inc

Okapi Partners

Bruce Goldfarb / Chuck Garske, (877) 285-5990

info@okapipartners.com

Media Contact:

Longacre Square Partners

Joe Germani / Dan Zacchei

jgermani@longacresquare.com / dzacchei@longacresquare.com